Exhibit 5.1

Dogness (International) Corporation	D +852 3656 6054/ +852 3656 6073
多尼斯(国际)股份有限公司	E:nathan.powell@ogier.com/ rachel.huang@ogier.com
Bolder Corporate Services (BVI) Limited
Sea Meadow House, P.O. Box 116
Road Town, Tortola
British Virgin Islands	Reference: NMP/RHY/515383.00001

2 December 2025

Dear Sirs

Dogness (International) Corporation多尼斯（国际）股份有限公司 (the Company)

We have acted as counsel as to British Virgin Islands (the BVI) law to the Company in connection with the Company’s registration statement on Form F-3, including all amendments and supplements thereto (including its exhibits, the Registration Statement) to be filed with the U.S. Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended to date (the Securities Act) relating to the registration of up to US$300,000,000 of securities of the Company which may include Class A shares of no par value each of the Company (the Shares), share purchase contracts (the Share Purchase Contracts), share purchase units (the Share Purchase Units), warrants (the Warrants), rights (the Rights) and units (the Units and, together with the Share Purchase Contracts, the Share Purchase Units, the Warrants and the Rights, the Non-Equity Securities and together with the Shares, the Securities) or any combination of the Securities.

The applicable agreements, certificates, instruments or documents (including but not limited to any applicable definitive purchase agreement, underwriting agreement, share purchase agreement, warrant agreement, indenture, notes, rights agreement, unit agreement, or other similar agreement) to be entered into by the Company for the issuance, sale or offer of the Securities are collectively referred to as the Governing Documents.

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the documents set forth in Schedule 1. In addition, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company, or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li	Cecilia Li Yuki Yan David Lin Alan Wong Rachel Huang** Janice Chu** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copies of documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Certificate of Incumbency, the Certificate of Good Standing and the Register (each as defined in Schedule 1) is accurate and complete as at the date of this opinion;

(e)	each of the parties to the Governing Documents other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws. Any individuals who are parties to the Governing Documents, or who sign or have signed documents or give information on which we rely, have the legal capacity under all relevant laws (including the laws of the BVI) to enter into and perform their obligations under such Governing Documents, sign such documents and give such information;

(f)	each Governing Document has been, or will be, duly authorised, executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws and, in respect of the Company, in the manner authorised by the board of directors of the Company (the Board);

(g)	in authorising the execution and delivery of the Governing Documents by the Company, the exercise of its rights and performance of its obligations under such documents, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her;

(h)	the applicable Governing Documents will be governed by and construed in accordance with the laws of New York and will be legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of New York and all other relevant laws. If an obligation is to be performed in a jurisdiction outside the BVI, its performance will not be contrary to an official directive, impossible or illegal under the laws of that jurisdiction;

(i)	the choice of the laws of the State of New York as the governing law of the Governing Documents has, or will have, been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the BVI) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the BVI);

(j)	no monies paid to or for the account of any party in respect of the Securities under the Governing Documents represent, or will represent, criminal property or terrorist property and none of the parties to the Governing Documents is acting or will act in relation to the transactions contemplated by such documents, in a manner inconsistent with sanctions imposed by BVI authorities, or United Nations or United Kingdom sanctions or measures extended by statutory instrument to the BVI by orders of His Majesty in Council;

2

(k)	the Non-Equity Securities will respectively be issued and authenticated as required in accordance with the provisions of a duly authorised, executed and delivered applicable Governing Documents and the Non-Equity Securities will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the BVI);

(l)	the form and terms of any and all Securities, the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the memorandum and articles of association of the Company then in effect nor any applicable law, regulation, order or decree in the BVI;

(m)	the Board Resolutions (as defined in Schedule 1) remain in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Registration Statement and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Registration Statement which has not been properly disclosed in the Board Resolutions;

(n)	the information and documents disclosed by the searches of the Public Records (as defined in Schedule 1) was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration by any party (other than the Company), or which is required by the laws of the BVI to be delivered for registration by any party (other than the Company), which was not included and available for inspection in the Public Records;

(o)	the Company has complied with, or will comply with when due, its obligations to file (unless the Company is within one of the statutory exceptions to the obligations to file) a financial return, its register of directors, its register of members and its beneficial ownership information pursuant to the BVI Business Companies Act, 2004 (the BCA); and

(p)	there is no provision of the law of any jurisdiction, other than the BVI, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 2 and the limitations set forth below, we are of the opinion that:

3

Corporate status

(a)	The Company is a company duly incorporated with limited liability under the BCA and validly existing in good standing under the laws of the BVI. It is a separate legal entity and is subject to suit in its own name.

Authorised number of shares

(b)	The Company is authorised to issue an unlimited number of shares made up of two classes as follows: (i) Class A shares of no par value each; and (ii) Class B shares of no par value each.

Issuance of Shares

(c)	With respect to the Shares, when:

(i)	the Board has taken all necessary corporate actions to approve the issuance and allotment of the Shares, the terms of the offering of the Shares and all related matters;

(ii)	either (A) the provisions of the applicable Governing Documents relating to the Shares approved by the Board have been satisfied and payment of the consideration specified therein has been made, or (B) if such Shares are issuable upon conversion, exchange, redemption, repurchase or exercise of any other security, the terms of such security, the Memorandum and Articles or the instrument governing such security providing for such conversion, exchange, redemption, repurchase or exercise for Shares, as approved by the Board, have been satisfied and the consideration approved by the Board has been received; and

(iii)	valid entry has been made in the register of members of the Company reflecting such issuance of Shares, in each case in accordance with the Memorandum and Articles,

the Shares will be recognised as having been duly authorised and validly issued, fully paid and non-assessable.

Issuance of Non-Equity Securities

(d)	With respect to the Non-Equity Securities to be issued, when:

(i)	the Board has taken all necessary corporate actions to authorise and approve the creation and terms of the Non-Equity Securities and to approve the issue thereof, the terms of the offering thereof and all related matters;

(ii)	the applicable Governing Documents relating to the Non-Equity Securities shall have been duly authorised and validly executed and unconditionally delivered by and on behalf of the Company and all the relevant parties thereunder; and

(iii)	payment of the consideration specified in the applicable Governing Documents relating to the Non-Equity Securities has been made,

4

the Non-Equity Securities will be duly authorised and validly issued and will constitute legal, valid and binding obligations of the Company in accordance with the terms thereof.

4	Limitations

4.1	We offer no opinion:

(a)	in relation to the laws of any jurisdiction other than the BVI (and we have not made any investigation into such laws) and we express no opinion as to the meaning, validity, or effect of references in the documents reviewed to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the BVI;

(b)	in relation to any representation or warranty made or given by the Company in the documents reviewed or, save as expressly set out herein, as to whether the Company will be able to perform its obligations under the documents reviewed;

(c)	as to the commerciality of the transactions envisaged in the documents reviewed or, save as expressly stated in this opinion, whether the documents reviewed and the transaction envisaged therein achieve the commercial, tax, legal, regulatory or other aims of the parties to the documents reviewed;

(d)	as to whether the acceptance, execution or performance of the obligations of the Company under the documents reviewed will result in the breach of or infringe any other agreement, deed or document (other than the Company’s memorandum and articles of association) entered into by or binding on the Company; or

(e)	as to the rights, title or interest of the Company to or in, or the existence of, any property or assets that are the subject of the documents reviewed.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the BVI;

(b)	limited to the matters expressly stated herein; and

(c)	confined to, and given on the basis of, the laws and practice in the BVI at the date hereof.

5.2	Unless otherwise indicated, all references in this opinion to specific BVI legislation shall be to such legislation as amended to, and as in force at, the date hereof.

6	Reliance

6.1	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “LEGAL MATTERS” and “ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS” of the Registration Statement. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

6.2	This opinion may be used only in connection with the offer and sale of the Securities by the Company while the Registration Statement is effective. With the exception of your professional advisers (acting only in that capacity), it may not be relied upon by any person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

Yours faithfully

/s/ Ogier

Ogier

5

SCHEDULE 1

Documents examined

1	The constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the BVI on 16 September 2025 (the Company Registry Records).

2	The public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 16 September 2025 (the Court Records).

3	The Company Registry Records and the Court Records each as updated by update searches on 1 December 2025 (the Company Registry Records and the Court Records together, and as updated, the Public Records).

4	The amended and restated memorandum and articles of association of the Company filed with the Registry of Corporate Affairs on 18 October 2023 (the Memorandum and Articles).

5	The certificate of incumbency dated 24 September 2025 issued by the Company’s registered agent in respect of the Company (the Certificate of Incumbency).

6	The certificate of good standing dated 24 September 2025 (the Certificate of Good Standing) issued by the Registry of Corporate Affairs in the BVI in respect of the Company.

7	A copy of the register of directors of the Company appended to the Certificate of Incumbency (the Register).

8	Written resolutions of all the directors of the Company dated 22 September 2025 approving, among other things, the Registration Statement (the Director Resolutions).

9	The Registration Statement.

6

SCHEDULE 2

Qualifications

Good standing

1	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee and/or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies in the BVI.

2	Under the BCA, a copy of the Company’s register of directors which is complete must be filed by the Company at the Registry of Corporate Affairs. Failure to make this filing will render the Company liable to a penalty fee and if the filing is not made within the requisite time period or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies.

3	Under the BCA, an annual financial return, in the prescribed form, must be filed by the Company with its registered agent in respect of each year for which one is due within the timeframe prescribed by the BCA for that year (unless the Company is within one of the statutory exceptions to the obligation to file). Failure to make this filing when due will render the Company liable to a penalty fee and where the Company is liable to the maximum penalty and has not filed its annual return, the Company will be liable to be struck off and dissolved from the Register of Companies.

4	Under the BCA, unless the Company is within one of the statutory exceptions to the obligation to file and is compliant with any conditions for the relevant exception(s) to apply, a copy of the Company’s register of members which is complete and certain prescribed beneficial ownership information for the Company must be filed by the Company at the Registry of Corporate Affairs. Failure to make these filings will render the Company liable to penalty fees and if the filings are not made within the requisite time period or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies.

5	For the purposes of this opinion “in good standing” means only that as of the date of this opinion the Registrar of Corporate Affairs has confirmed that she is satisfied that the Company (i) is on the Register of Companies; (ii) has paid all fees, annual fees and penalties due and payable and (iii) has filed with the Registrar of Corporate Affairs a copy of its registers of directors which is complete in accordance with the requirements pursuant to the BCA by issuing a Certificate of Good Standing in respect of the Company under Section 235 of the BCA, which we assume remains correct and accurate as at the date of this opinion. We have made no enquiries into the Company’s good standing with respect to any other filings or payment of fees, or both, that it may be required to make under the laws of the BVI other than the BCA. We have made no enquiries into whether the copy of the register of directors, the copy of the register of members or the Company’s beneficial ownership information filed at the Registry of Corporate Affairs matches the details set out on the Certificate of Incumbency or whether the annual return filed by the Company with its registered agent is in the prescribed form as required pursuant to the BCA.

7

Non-assessable

6	In this opinion, the phrase “non-assessable” means, with respect to the Class A Ordinary Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Class A Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of members

7	Under the BCA, the entry of the name of a person in the register of members as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person.

Public Records

8	The Public Records and our searches thereof may not reveal the following:

a.	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search or notifications made to the Registrar of Corporate Affairs by the registered agent of any failure by the Company to file its register of directors, register of members, beneficial ownership information and/or annual return as required and within the time frame prescribed by the BCA;

b.	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

c.	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the BVI or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

d.	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the BVI has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

e.	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the BVI. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the BVI;

f.	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

g.	while it is a requirement under Section 118 of the Insolvency Act 2003 of the BVI that notice of the appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver and the absence of a registered notice of appointment of a receiver is not conclusive as to there being no existing appointment of a receiver in respect of the Company or its assets.

Economic substance

9	We have not undertaken any enquiry and express no view as to the compliance of the Company with the Economic Substance (Companies and Limited Partnerships) Act 2018.

8